EXHIBIT 10.23

AMENDMENT 2014-2

MERCURY GENERAL CORPORATION
PROFIT SHARING PLAN

WHEREAS, Mercury General Corporation (the “Company”) maintains the Mercury General Corporation Profit Sharing Plan (the “Plan”);
WHEREAS, pursuant to Section 9.1 of the Plan, the Company is authorized to amend the Plan; and
WHEREAS, the Company deems it in the best interests of the Plan and the Company to clarify the amount of matching contributions to be made on behalf eligible Plan participants.
NOW, THEREFORE, the Plan is amended, effective January 1, 2015, as follows:
Section 3.3(a) of the Plan is hereby amended to read as follows:
“(a)    Amount of Employer Matching Contribution.
Subject to the limitations of Section 3.1, 3.7 and 5.1, for each payroll period or other interval determined by the Company, the Company shall make an Employer Matching Contribution to the Plan. Such Employer Matching Contribution shall be the sum of (1) 100% of the Compensation Deferrals made by or on behalf of each Participant to the extent that such contributions do not exceed 1% of the Participant’s Compensation, plus (2) 50% of the Compensation Deferrals made by or on behalf of each Participant that exceed 1% of the Participant’s Compensation but do not exceed 6% of the Participant’s Compensation. The Company shall pay to the Trustee the Employer Matching Contribution for any Plan Year within the time prescribed by law, including extensions of time, for the filing of the Company’s federal income tax return for the Company’s taxable year ending with or within the Plan Year to which the contribution relates.”
IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this amendment to the Plan this 17th day of December, 2014.

MERCURY GENERAL CORPORATION

By:	/s/ THEODORE STALICK

Its:	Senior Vice President and Chief Financial Officer